EXHIBIT 99.2
Revised Notice Concerning Trading in
National Penn Bancshares, Inc. Common Stock

To:          All National Penn Bancshares, Inc. and National Penn Bank Directors
All National Penn "Executive Officers"

From:      H.  Anderson Ellsworth

Date:       January 26, 2007

This notice supersedes the notice previously given on December 18, 2006.

For the reasons discussed below, National Penn Bancshares, Inc. is announcing a
"black-out" period under its Capital Accumulation Plan (the "Plan"), a 401(k) plan, that will begin on March 1, 2007 and is expected to end during the week of April 16, 2007.

Section 306(a) of the Sarbanes-Oxley Act of 2002 is designed to assure that corporate directors and executive officers, and employees generally, are treated in the same manner at the time of any temporary suspension, in a plan such as a 401(k) plan, of trading activities in company stock for employees generally. Section 306(a) applies to the March-April 2007 black-out period under the Plan.

Accordingly, National Penn is also announcing the same "black-out" period (beginning March 1, 2007 and expected to end during the week of April 16, 2007) for all National Penn and National Penn Bank directors and all National Penn "executive officers" (collectively, Section 16 reporting persons). During this period, no such person may buy or sell any shares of National Penn common stock, even if otherwise permitted at the time by the National Penn Insider Trading Policy. The black-out period for Section 16 reporting persons will end at the same time the black-out period ends for employees under the Plan. During the week of April 9, 2007, you can contact me for an update. However, I will advise each of you of the ending date as soon as it is established.

Reasons for the 401(k) Plan Black-Out Period

The Plan will be changing (a) its record-keeper and (b) certain of the investment options offered to participants. These changes are scheduled to be effective on March 7, 2007. As a result of these changes, Plan participants temporarily will be unable to direct or diversify investments in individual accounts in the Plan, obtain a loan from the Plan or obtain a distribution from the Plan. This period during which Plan participants will be unable to exercise these rights otherwise available under the Plan is the "black-out" period.

It is expected that the changes in record-keeper and investment options will be complete April 19, 2007 with the result that Plan participants will be able to exercise all of their Plan rights by that date. However, National Penn cannot be certain of that result. Accordingly National Penn is announcing a black-out period under the Plan that will begin on March 1, 2007 and that is expected to end during the week of April 16, 2007.

If you have any questions concerning this notice, please contact me at Reading and Philadelphia Avenues, Boyertown, PA 19512, telephone no. 610-369-6451 or by email to haellsworth@natpennbank.com.